SKYLINE CHAMPION ANNOUNCES SECOND QUARTER FISCAL 2022 RESULTS

Troy, Michigan, November 2, 2021 / Business Wire/ -- Skyline Champion Corporation (NYSE: SKY) (“Skyline Champion”) today announced financial results for its second quarter ended October 2, 2021 for the fiscal year ending April 2, 2022 (“fiscal 2022”).

Second Quarter Fiscal 2022 Highlights (compared to Second Quarter Fiscal 2021)

•
Net sales increased 62.6% to $524.2 million
•
U.S. factory-built homes sold increased 25.9% to 5,902
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Total backlog increased to $1.4 billion
•
Average selling price (“ASP”) per U.S. home sold increased 32.3% to $79,900
•
Gross profit margin expanded by 520 basis points to 24.7%
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Net income increased by 189.7% to $50.7 million
•
Earnings per share (“EPS”) increased to $0.89 from $0.31
•
Adjusted EBITDA increased 152.7% to $73.1 million
•
Adjusted EBITDA margin expanded by 490 basis points to 13.9%
•
Net cash provided by operating activities improved 80.1% to $57.0 million

“Skyline Champion had a strong second quarter, driven by solid execution from our team, and positive market fundamentals,” said Mark Yost, Skyline Champion’s President and Chief Executive Officer. “With notable customer order rates above our production levels, along with strong backlogs, we remain focused on increasing production in the face of rising supply chain challenges. Streamlining of product, increasing capacity, and production automation are particularly important as we accelerate our investment in our digital platform. These investments combined with the long-term economic and demographic trends are creating a long runway of outsized growth. We are executing our strategy at a high level and I am increasingly confident in our team’s ability to deliver results in this challenging supply environment which is anticipated to continue into next year.”

Second Quarter Fiscal 2022 Results

Net sales for the second quarter fiscal 2022 increased 62.6% to $524.2 million compared to the prior-year period. The number of U.S. factory-built homes sold increased 25.9% to 5,902 compared to the prior year second quarter, as a result of strong demand and increased production levels. The ASP per U.S. home sold increased 32.3% to $79,900 due to price increases in response to rising material costs. The number of Canadian factory-built homes sold in the quarter increased to 358 homes compared to 302 homes in the prior-year period due to stronger demand and improved production levels. Total backlog for Skyline Champion was $1.4 billion as of October 2, 2021 compared to $390.1 million as of September 26, 2020.

Backlog growth was driven by strong order levels that continue to outpace production due to supply chain availability, increased pricing and the backlog acquired in the acquisition of ScotBilt Homes, LLC and related companies in February 2021.

Gross profit increased by 106.0% to $129.3 million in the second quarter fiscal 2022 compared to the prior-year period. Gross profit margin was 24.7% of net sales, a 520-basis point expansion compared to 19.5% in the second quarter fiscal 2021. The increase in the gross profit margin was driven by sales growth due to higher volume, increased pricing to match material inflation, operating efficiencies and increased leverage of manufacturing fixed costs.

Selling, general, and administrative expenses (“SG&A”) in the second quarter fiscal 2022 increased to $61.3 million from $41.4 million in the same period last year. SG&A as a percentage of net sales declined 110 basis points to 11.7%. Operational efficiencies led to higher production levels and fixed cost leverage during the quarter, more than offsetting increased expenses from variable compensation and ongoing investments in the enhanced customer buying experience.

Net income for the second quarter fiscal 2022 was $50.7 million, a significant improvement compared to net income of $17.5 million during the same period of the prior year. The increase in net income was mainly driven by the increase in sales volume, pricing and operating leverage.

Adjusted EBITDA for the second quarter fiscal 2022 increased by 152.7% to $73.1 million compared to the second quarter fiscal 2021 primarily driven by an increase in net sales and improved profitability. Adjusted EBITDA margin expanded by 490 basis points to 13.9% due to higher sales growth, operational improvements, and leverage of fixed costs.

Operating cash flow for the second quarter fiscal 2022 increased 80.1% to $57.0 million compared to the second quarter fiscal 2021, due primarily to the increase in profitability. As of October 2, 2021, Skyline Champion had $310.3 million of cash and cash equivalents.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, November 3, 2021, at 9:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at http://skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13723719. The replay will be available until 11:59 P.M. Eastern Time on November 17, 2021.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is the largest independent, publicly traded, factory-built housing company in North America and employs approximately 7,900 people. With almost 70 years of homebuilding experience and 40 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and the hospitality sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 18 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well-known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures, Adjusted EBITDA and Adjusted EBITDA Margin, which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) equity-based compensation awards granted before December 31, 2018, (f) restructuring charges, (g) impairment of assets, and (h) other non-operating costs including those for the acquisition and integration of businesses. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in its industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the statement of operations.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: the COVID-19 pandemic, which has had, and could continue to have, significant adverse effects on us; the impact of recent political instability and social unrest on economic conditions generally; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry; supply-related issues; labor-related issues; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions; the prices and availability of materials; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our goodwill might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended April 3, 2021 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Kevin Doherty

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars and shares in thousands)

	October 2, 2021	April 3, 2021

ASSETS
Current assets:
Cash and cash equivalents	$310,258	$262,581
Trade accounts receivable, net	72,886	57,481
Inventories, net	179,976	166,113
Other current assets	20,315	13,592
Total current assets	583,435	499,767
Long-term assets:
Property, plant, and equipment, net	122,905	115,140
Goodwill	191,970	191,803
Amortizable intangible assets, net	55,073	58,835
Deferred tax assets	13,832	19,914
Other noncurrent assets	43,115	32,443
Total assets	$1,010,330	$917,902
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$30,840	$25,733
Accounts payable	57,694	57,214
Other current liabilities	200,747	180,695
Total current liabilities	289,281	263,642
Long-term liabilities:
Long-term debt	12,430	39,330
Deferred tax liabilities	4,620	4,280
Other	41,021	42,039
Total long-term liabilities	58,071	85,649

Stockholders' Equity:
Common stock	1,572	1,569
Additional paid-in capital	496,059	491,668
Retained earnings	173,513	82,898
Accumulated other comprehensive loss	(8,166)	(7,524)
Total stockholders' equity	662,978	568,611
Total liabilities and stockholders' equity	$1,010,330	$917,902

SKYLINE CHAMPION CORPORATION

CONSOLIDATED INCOME STATEMENTS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020

Net sales	$524,225	$322,366	$1,034,422	$595,651
Cost of sales	394,898	259,573	793,565	478,855
Gross profit	129,327	62,793	240,857	116,796
Selling, general, and administrative expenses	61,340	41,373	115,363	82,180
Operating income	67,987	21,420	125,494	34,616
Interest expense, net	845	864	1,494	1,806
Other expense (income)	11	(2,599)	(43)	(6,813)
Income before income taxes	67,131	23,155	124,043	39,623
Income tax expense	16,408	5,644	30,419	10,209
Net income	$50,723	$17,511	$93,624	$29,414
Net income per share:
Basic	$0.89	$0.31	$1.65	$0.52
Diluted	$0.89	$0.31	$1.64	$0.52

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousands)

	Six Months Ended
	October 2, 2021	September 26, 2020
Cash flows from operating activities
Net income	$93,624	$29,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,283	8,690
Amortization of deferred financing fees	509	253
Equity-based compensation	4,213	3,624
Deferred taxes	6,421	2,655
Loss on disposal of property, plant, and equipment	686	15
Foreign currency transaction loss (gain)	35	(219)
Change in assets and liabilities:
Accounts receivable	(15,351)	(984)
Inventories	(14,138)	(990)
Prepaids and other assets	(17,934)	(2,063)
Accounts payable	407	5,406
Accrued expenses and other liabilities	20,132	18,041
Net cash provided by operating activities	88,887	63,842
Cash flows from investing activities
Additions to property, plant, and equipment	(15,105)	(2,552)
Cash paid for acquisition	(207)	—
Proceeds from maturity of Company owned life insurance policy	—	1,186
Proceeds from disposal of property, plant, and equipment	66	32
Net cash used in investing activities	(15,246)	(1,334)
Cash flows from financing activities
Changes in floor plan financing, net	5,107	(7,316)
Payments on deferred financing fees	(1,130)	—
Payments on revolving debt facility	(26,900)	—
Stock option exercises	377	67
Tax payment for equity-based compensation	(3,007)	(1,687)
Net cash used in financing activities	(25,553)	(8,936)
Effect of exchange rate changes on cash, and cash equivalents	(411)	1,259
Net increase in cash and cash equivalents	47,677	54,831
Cash and cash equivalents at beginning of period	262,581	209,455
Cash and cash equivalents at end of period	310,258	264,286

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	October 2, 2021	September 26, 2020	Change	October 2, 2021	September 26, 2020	Change
Reconciliation of Adjusted EBITDA:
Net income	$50,723	$17,511	$33,212	$93,624	$29,414	$64,210
Income tax expense	16,408	5,644	10,764	30,419	10,209	20,210
Interest expense, net	845	864	(19)	1,494	1,806	(312)
Depreciation and amortization	5,138	4,408	730	10,283	8,690	1,593
EBITDA	73,114	28,427	44,687	135,820	50,119	85,701
Equity-based compensation (for awards granted prior to December 31, 2018)	—	388	(388)	—	1,358	(1,358)
Other	—	122	(122)	—	—	—
Adjusted EBITDA	$73,114	$28,937	$44,177	$135,820	$51,477	$84,343